JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of this Schedule 13D, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: September 2, 2009

/s/ Marc S. Hermelin
Marc S. Hermelin

/s/ Arnold L. Hermelin
Arnold L. Hermelin

/s/ David S. Hermelin
David S. Hermelin

/s/ Lawrence Brody
Lawrence Brody, not individually but solely in his capacity as co-trustee of the 1973 Trusts (as defined in this Schedule 13D)

/s/ Greg D. Kenley
Greg D. Kenley

/s/ Lisa M. Kenley
Lisa M. Kenley

/s/ Joshua L. Hermelin
Joshua L. Hermelin

/s/ Thomas R. Corbett
Thomas R. Corbett, not individually but solely in his capacity as trustee of the 1971 Trusts and the Yosef Trust (each, as defined in this Schedule 13D)